As filed with the Securities and Exchange Commission on September 29, 2025

Registration No. 333-290367

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.1

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Akanda Corp.
(Exact name of Registrant as specified in its charter)

Ontario, Canada	2833	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Akanda Corp.
c/o Gowling WLG (Canada) LLP

100 King St. W, Suite 1600

Toronto, ON M5X 1G5, Canada
Tel: +1 (416) 862-7525
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

C T Corporation System
1015 15th Street N.W., Suite 1000
Washington, D.C., 20005
Tel: +1 (866) 925-9916
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen E. Fox Ruskin Moscou Faltischek, PC 1424 RXR Plaza East Tower, 15th Floor Uniondale, New York 11576 Tel: +1 (516) 663-6600	Sharagim Habibi Gowling WLG(Canada) LLP 1600, 421 7th Avenue SW, Calgary Alberta, T2p 4K9, Canada Tel: +1 (403) 298-1000	David E. Danovitch Joseph E. Segilia Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: +1 (212) 660-3027

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

In accordance with the Business Corporations Act (Ontario) and pursuant to the bylaws of the Company (the “Bylaws”), subject to certain conditions, the Company shall, to the maximum extent permitted by law, indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. We shall advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below or is not successful on the merits in their defense of the action or proceeding. Indemnification is prohibited unless the individual:

●	Acted honestly and in good faith with a view to our best interests;

●	In the case of a criminal or administration action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful; and

●	Was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

We also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Ontario law.

Item 7. Recent Sales of Unregistered Securities.

Since January 1, 2022, we have issued and sold the securities described below without registering the securities under the Securities Act. The below described securities reflect the number of shares and prices as of the transaction date, and do not reflect any subsequent reverse stock splits.

●	On March 14, 2022, the Company issued 348 Common Shares to the Akanda Bokamoso Empowerment Trust. The share based payment to the Akanda Bokamoso Empowerment Trust is a social development initiative of the Company and its beneficiaries are the employees of subsidiaries within the group.

●	On March 15, 2022, the Company issued 658 Common Shares to Halo at a price of $10,000 each to settle the principal amount of $6,559,294 plus accrued interest $23,686 owing to Halo in terms of a convertible debenture agreement, which totaled $6,582,980 at the time of conversion. The conversion of the debt owing was triggered by the Company’ initial public offering under the terms of the convertible debenture agreement.

●	On April 20, 2022, we issued 760 Common Shares as consideration to The Flowr Corporation in connection with the Share Purchase Agreement, dated April 20, 2022, whereby our wholly owned subsidiary, Cannahealth, acquired all of the ordinary shares of Holigen Limited. The Common Shares were issued pursuant to Regulation S of the Securities Act.

●	On October 26, 2022, we issued 240 restricted stock units to our former CEO, Tejinder Virk. The units were issued pursuant to our 2021 Equity Incentive Plan and vested immediately.

●	On November 1, 2022, we issued 88 restricted stock units to Dr. Akkar-Schenki in connection with her resignation as President of the Company. The units were issued pursuant to our 2021 Equity Incentive Plan and vested immediately.

●	On August 14, 2023, we issued 2,328 Common Shares to Halo in full satisfaction of the remaining outstanding balance of a promissory note payable to Halo;

●	On October 11, 2023, we issued 3,519 Common Shares to 1107385 B.C. Ltd. as the first option payment pursuant to the Amended and Restated Option to Purchase Agreement dated September 22, 2023. The agreement is in connection to our acquisition of the right to develop a Canadian farming property in British Columbia, including farming land and related operations and licenses.

●	In May 2024, we issued an aggregate of 60,251 Common Shares to certain of our consultants for services rendered.

●	In September 2025, we issued an aggregate of 144,930 Class A Special Common Shares to the former shareholders of First Towers.

The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering, or were issued in reliance upon Regulation S of the Securities Act, to an investor who is an “accredited investor,” as such term is defined in Rule 501(a) under the Securities Act, in an offshore transaction (as defined in Rule 902 under Regulation S of the Securities Act), based upon representations made by such investor.

Item 8. Exhibits and Financial Statements Schedule

(10) The following exhibits are filed as part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K:

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
2.1	Share Exchange Agreement dated as of March 5, 2025, among Akanda Corp., First Towers & Fiber Corp., and the other signatories thereto	6-K	001-41324	99.1	3/10/25

2.2	Second Amendment to Share Exchange Agreement dated as of August 19, 2025, between Akanda Corp. and First Towers & Fiber Corp., individually and on behalf of its shareholders	6-K	001-41324	10.1	8/22/25

3.1	Articles of Incorporation of Akanda Corp., dated July 16, 2021.	F-1	001-41324	3.1	2/14/22

3.2	Articles of Amendment of Akanda Corp., dated August 30, 2021.	F-1	001-41324	3.2	2/14/22

3.3	Articles of Amendment of Akanda Corp., dated March 8, 2023.	6-K	000-41324	99.2	3/8/23

3.4	Articles and Certificate of Amendment of Akanda Corp. dated May 23, 2024	6-K	001-41324	99.2	5/23/24

3.5	Articles and Certificate of Amendment of Akanda Corp. dated August 22, 2025	6-K	001-41324	99.2	8/22/25

3.6	Bylaws of Akanda Corp., dated July 16, 2021.	F-1	001-41324	3.3	2/14/22

5.1*	Opinion of Gowling WLG (Canada) LLP

8.1*	Opinion of Gowling WLG (Canada) LLP as to Canadian tax matters (included in Exhibit 5.1)

10.1+	Stock Option Plan of Akanda Corp.	F-1	001-41324	10.1	2/14/22

10.2+	Form of Indemnity Agreement with directors and executive officers.	F-1	001-41324	10.8	2/14/22

10.3#	Lock Up Agreement with Chris Cooper

10.4#	Lock Up Agreement with Francisco Juarez

10.5	Non-Competition Agreement dated April 21, 2022.	6-K	001-41324	10.3	4/27/22

10.6	Form of Independent Contractor Agreement between Akanda Corp. and Kiranjit Sidhu	F-1	333-277182	10.21	2/20/24

10.7	Consulting Agreement with IR Agency LLC	6-K	001-41324	10.1	3/28/24

10.8+	2024 Equity Incentive Plan	20-F	001-41325	4.31	5/1/24

10.9	Form of Securities Purchase Agreement	6-K	001-41325	1.1	5/20/24

10.10	Registration Rights Agreement dated August 19, 2025	6-K	001-41324	10.2	8/22/25

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
10.11	Debt Settlement Agreement with PGC Finco Inc.	6-K	001-41324	10.3	8/22/25

10.12	Debt Settlement Agreement with Dunstan Holdings Ltd.	6-K	001-41324	10.4	8/22/25

10.13	Convertible Promissory Note with PGC Finco Inc.	6-K	001-41324	10.5	8/22/25

10.14	Convertible Promissory Note with Dunstan Holdings Ltd.	6-K	001-41324	10.6	8/22/25

10.15	Promissory Note with 1353744 B.C. Ltd.	6-K	001-41324	10.7	8/22/25

10.16	General Security Agreement in favor of 1353744 B.C. Ltd.	6-K	001-41324	10.8	8/22/25

10.17	Form of Securities Purchase Agreement dated September 11, 2025	6-K	001-41325	10.1	9/16/25

10.18	Form of Convertible Promissory Note	6-K	001-41324	10.2	9/16/25

10.19	Form of Registration Rights Agreement	6-K	001-41324	10.3	9/16/25

10.20*	Consulting Agreement with IR Agency LLC

10.21	Amendment No. 1 to Option Purchase dated September 24, 2025	6-K	001-41324	10.1	9/26/2025

14.1	Code of Business Conduct and Ethics of Akanda Corp.	F-1	001-41324	14.1	2/14/22

14.2	Whistleblower Policy of Akanda Corp.	F-1	001-41324	14.2	2/14/22

14.3	Related Party Transactions Policy of Akanda Corp.	F-1	001-41324	14.3	2/14/22

21.1#	List of Significant Subsidiaries of Akanda Corp.

23.1*	Consent of Gowling WLG (Canada) LLP (included in Exhibit 5.1).

23.2#	Consent of Green Growth CPAs, independent registered public accounting firm.

23.3#	Consent of Bush & Associates CPA LLC, independent registered public accounting firm

24.1#	Power of Attorney (included on the signature page to this registration statement)

101.INS#	Inline XBRL Instance Document.

101.CAL#	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.SCH#	Inline XBRL Taxonomy Extension Schema Document.

101.DEF#	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB#	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE#	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104#	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107#	Filing Fee Table

*	Filed herewith.
+	Indicates management contract or compensatory plan.
#	Previously Filed.

Item 9. Undertakings.

(a) The undersigned hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements; and

(5) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the registrant is relying on Rule 430B:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby undertakes:

(1) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, FL, USA on September 26, 2025.

Akanda Corp.

By:	/s/ Katie Field
	Name:	Katie Field
	Title:	Interim Chief Executive Officer and Executive Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

*		Date: September 26, 2025
Name:	Katie Field
Title:	Interim Chief Executive Officer and Executive Director
(Principal Executive Officer)

*		Date: September 26, 2025
Name:	Gurcharn Deol
Title:	Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

*		Date: September 26, 2025
Name:	Christopher Cooper
Title:	Director

*		Date: September 26, 2025
Name:	Jatinder Dhaliwal
Title:	Director

*		Date: September 26, 2025
Name:	David Jenkins
Title:	Director

*		Date: September 26, 2025
Name:	Usama Chaudhry
Title:	Director

*	Katie Field, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated as signed above, and filed with the Securities and Exchange Commission), by signing her name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.

By:	/s/ Katie Field	September 26, 2025
Katie Field
Attorney-in-fact

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Akanda Corp., has signed this registration statement in the city of Boca Raton, FL, USA, on September 26, 2025.

Authorized U.S. Representative

By:	/s/ Katie Field
	Name:	Katie Field